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COLUMBIA FUNDS SERIES TRUST I -- SEMI-ANNUAL N-SAR REPORT FOR THE PERIOD ENDING
5/31/11

Columbia Tax-Exempt Fund
(the "Fund")

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ITEM 77D/77Q1(b) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

On March 30, 2011, Form Type 485BPOS, accession number 0001193125-11-083024, post-effective amendment number 122 to the registration statement of Columbia Funds Series Trust I on behalf of the Fund was filed with the SEC. It is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The post-effective amendment disclosed, among other things, certain changes that were made to the description of the principal investment strategies of the Fund.